EXHIBIT 4.1

THIS INSTRUMENT AND THE RIGHTS AND OBLIGATIONS EVIDENCED HEREBY ARE SUBORDINATE TO THE OBLIGATIONS DUE IN CONNECTION WITH THE SENIOR INDEBTEDNESS (AS DEFINED BELOW) IN THE MANNER AND TO THE EXTENT SET FORTH HEREIN AND EACH HOLDER OF THIS INSTRUMENT, BY ITS ACCEPTANCE HEREOF, IRREVOCABLY AGREES TO BE BOUND BY THE PROVISIONS OF THE SUBORDINATION PROVISIONS CONTAINED HEREIN.

This instrument was executed and delivered outside of the State of Florida.

SUBORDINATE AND UNSECURED PROMISSORY NOTE

$[____]	January 3, 2025

FOR VALUE RECEIVED, the undersigned, GEE GROUP INC., an Illinois corporation (“Maker”), whose address is 7751 Belfort Parkway, Suite 150, Jacksonville, Florida 32256, promises to pay to the order of [NAME] an individual resident of the State of Georgia (“Holder”), whose address is 141 Lake Drive, Dawsonville, Georgia 30534, the principal sum of [_________] (the “Principal Amount”), together with interest accruing at a fixed rate of 5% per annum (the “Interest Rate”) on the Principal Amount from time to time outstanding. Interest shall be calculated on the basis of a 365-day year for the actual number of days elapsed.

This Promissory Note (this “Note”) is given to evidence a portion of the purchase price due from Maker to Holder pursuant to that certain Stock Purchase Agreement of even date herewith, by and among Maker, Holder and the other parties thereto (the “Purchase Agreement”), and this Note is one of the “Notes” referred to in the Purchase Agreement.

1. Payments. The Principal Amount and accrued interest hereunder shall be due and payable as follows:

(a) Annual payments of principal and interest in the amount of $[____] shall be due and payable on (i) the first anniversary of the date of this Note and (ii) the second anniversary of the date of this Note (the “Maturity Date”), at which time the outstanding principal balance and all accrued and unpaid interest thereon and all other fees and charges owed by Maker under this Note shall be due and payable in full.

(b) All payments hereunder shall be in lawful money of the United States of America in immediately available funds at Holder’s address set forth herein or at such other place as Holder may designate by written notice to Maker. All payments hereunder shall be applied as follows: (i) first, to any fees or other charges owed by Maker hereunder, (ii) second, to accrued and unpaid interest due under this Note, and (iii) the remainder, if any, to the outstanding principal balance of this Note.

(c) Notwithstanding anything in this Note to the contrary, all outstanding principal, interest and other amounts payable hereunder shall be due and payable on the date such amount is declared by Holder to be immediately payable following an Event of Default.

2. Subordination.

(a) Anything contained in this Note to the contrary notwithstanding, the indebtedness and other obligations evidenced by this Note (the “Subordinated Indebtedness”) shall be subordinate in right of payment to the Payment in Full of all Senior Indebtedness, to the extent and in the manner set forth in this Section 2. As used herein, the term “Senior Indebtedness” shall mean all payment and other obligations (whether now outstanding or hereafter incurred) of the Obligors (as defined hereinafter) in respect of (a) all “Obligations” (as defined in the Senior Loan Agreement) and other indebtedness of the Borrower and the other Obligors under the Loan, Security and Guarantee Agreement, dated as of May 14, 2021 by and among, Borrower and the other Subsidiaries of Borrower joined as borrowers thereunder from time to time (the “Borrowers”), the other Subsidiaries joined as guarantors thereunder from time to time (each, a “Guarantor”, and collectively, the “Guarantors”, and together with the Borrowers, each, an “Obligor”, and collectively, the “Obligors”), the persons party thereto as Lenders from time to time and First-Citizens Bank & Trust Company, as agent for the Lenders (the “Senior Agent”) (as such agreement may be amended, restated, amended and restated replaced, refinanced or otherwise modified or supplemented from time to time, the “Senior Loan Agreement”) and the other Loan Documents (as defined in the Senior Loan Agreement), (b) interest (including default interest) and premium on the outstanding indebtedness referred to in clause (a) above, (c) the fees and commissions (including commitment, agency and letter of credit fees and commissions) payable pursuant to agreements governing indebtedness referred to in clause (a) above, (d) all other payment obligations (including costs, expenses, penalties, indemnifications, damages, liabilities or otherwise on Obligors owing under or arising pursuant to the agreements governing indebtedness referred to in clause (a) above and (e) post-petition interest on the indebtedness referred to in clauses (a) through (d) above accruing subsequent to the commencement of a proceeding under the United States Bankruptcy Code (the “Code”) (whether or not such interest is allowed as a claim in such proceeding).

(i) In the event of any insolvency, bankruptcy, liquidation, reorganization or other similar proceedings, or any receivership proceedings in connection therewith, relative to the any Borrower or its creditors or its property, and in the event of any proceedings for voluntary liquidation, dissolution or other winding up of any Borrower, whether or not involving insolvency or bankruptcy proceedings, then all Senior Indebtedness shall first be Paid in Full, before any payment on account of principal or interest is made upon this Note.

(ii) In any of the proceedings referred to in paragraph (i) above with respect to any Borrower,

(A) other than Permitted Junior Securities (as defined below), any payment or distribution of any kind or character, whether in cash, property, stock or obligations which may be payable or deliverable in respect of this Note shall be paid or delivered directly to the holders of Senior Indebtedness for application in payment thereof, unless and until all Senior Indebtedness shall have been Paid in Full;

(B) Holder shall not object to the entry of any order or orders approving any debtor-in-possession financing, cash collateral stipulations, adequate protection stipulations or similar stipulations executed by the holders of the Senior Indebtedness in any such proceeding; and

(C) Holder shall be entitled to file (i) any necessary responsive or defensive pleadings in opposition to any motion, claim, adversary proceeding or other pleading made by any person or entity objecting to or otherwise seeking the disallowance of the claims of the Holder and (ii) any other pleadings, objections, motions or agreements which assert the rights or interests available to unsecured creditors of any Obligor arising under any applicable non-bankruptcy law, so long as such pleadings, objections, motions or agreements are not in contravention with or inconsistent with the other provisions of this Section 2; provided that the Agent is hereby irrevocably authorized and empowered to (i) make and present for and on behalf of the Holder proofs of claim against any Obligor with respect to the indebtedness and other obligations evidenced by this Note in any bankruptcy or insolvency proceeding of such Obligor (or any one of them) if, and only if, the Holder fails to file such proof of claim with respect to the Permitted Junior Securities prior to five (5) days before expiration of the time to file such proof of claim), and (ii) vote such proof of claim in any such proceeding if, and only if, the Holder fails to vote such claim prior to three (3) days before the deadline for voting such claim on any issue.

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“Permitted Junior Securities” means (a) notes or other debt obligations of any Obligor, (i) the payment of which is subordinated, at least to the extent provided in this Note, to the payment of all Senior Indebtedness and debt securities then issued to the holders of Senior Indebtedness in substitution for such Senior Indebtedness or (ii) the issuance of which has been consented to by the Agent (including without limitation by approving any plan of reorganization, composition, arrangement, adjustment or readjustment providing for such securities) and (b) equity securities of any Obligor, which, prior to the Payment in Full of all Senior Indebtedness, including the termination of all lending commitments under the Senior Indebtedness, are non-cash-paying and do not provide for any cash dividends, “puts” or mandatory redemptions, which in the case of both clauses (a) and (b), (x) are provided for by a plan of reorganization, composition, arrangement, adjustment or readjustment of any Obligor or of its securities or other liabilities that has been adopted pursuant to a proceeding under any applicable law relating to such bankruptcy, insolvency or reorganization, or any other judicial or governmental proceeding, and confirmed or approved by the court or other governmental authority, if any, having jurisdiction of such proceeding, (y) do not have the benefit of any obligation of any Obligor (whether as issuer, guarantor or otherwise) unless the Senior Indebtedness has the benefit of the obligation of such person upon substantially similar or better terms, and (z) do not have terms, taken as a whole, which are materially more burdensome to the issuer of, or other obligor on, such debt or equity securities than are the terms of this Note.

(iii) No payment shall be made, directly or indirectly, on account of this Note unless and until all Senior Indebtedness shall have been Paid in Full; provided, however, that the Borrower may make, and the Holder may receive, payments of principal and interest on the Subordinated Indebtedness as set forth in this Note as of the date hereof so long as (x) no Default or Event of Default (as defined in the Senior Loan Agreement) has occurred and is continuing and (y) Availability (as defined in the Senior Loan Agreement) (over the 30 day period prior to the proposed transaction and after giving effect thereto) would, on a pro forma basis, be at least 10.0% of the Loan Cap (as defined in the Senior Loan Agreement).

(iv) Until the Senior Indebtedness has been Paid in Full, Holder shall not be entitled to accelerate the maturity of this Note or commence any other action or proceeding to recover any amounts due or to become due with respect to the this Note (including by exercising any right of setoff); provided, however, that the Holder may charge default interest pursuant to Section 5 of this Note. Until the Senior Indebtedness has been Paid in Full, Holder shall not join in, solicit any other person to, or act to cause the commencement of, any case involving any Obligor under any state or federal bankruptcy or insolvency laws or seek the appointment of a receiver for the affairs or property of any Obligor. Notwithstanding the foregoing or anything to the contrary herein, Holder may, to the extent (but only to the extent) that the commencement of a legal action is required to toll or prevent the running of any applicable statute of limitations or similar restriction applicable to such legal action, take such legal action and any action to assert a compulsory cross claim or counterclaim against any Obligor.

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(b) If any payment or distribution shall have been received by Holder in contravention of the provisions of this Note, such payment or distribution shall be held by Holder in trust for the benefit of, and shall be paid over or delivered to the holders of the Senior Indebtedness at the time outstanding in accordance with the priorities then existing among such holders for application to the payment of all Senior Indebtedness remaining unpaid, to the extent necessary to result in the Payment in Full of all such Senior Indebtedness.

(c) The subordination provisions of this Section 2 are solely for the benefit of the holders of the Senior Indebtedness and may not be rescinded, canceled, amended or modified in any way without the prior written consent of the Agent. In addition, the Borrower and Holder shall not amend, modify or waive any provision of this Note which relates to or affects the principal amount, interest rate, payment terms, maturity date or any other material covenant or agreement of the Borrower hereunder or in respect thereof, without the prior written consent of the Agent. Holder agrees nothing contained in this Note, or in any other agreement or instrument binding upon any of the parties hereto, shall in any manner limit or restrict the ability of the other holders of the Senior Indebtedness from increasing or changing the terms of the loans under the documents governing such Senior Indebtedness, or to otherwise waive, amend or modify the terms and conditions of the documents governing such Senior Indebtedness, in such manner as the holders of the Senior Indebtedness and the Obligors shall mutually determine. Holder hereby consents to any and all such waivers, amendments, modifications and compromises, and any other renewals, extensions, indulgences, releases of collateral or other accommodations granted by Senior Agent or the other holders of the Senior Indebtedness to any Obligor, and agrees that none of such actions shall in any manner affect or impair the subordination established by this Note. The Agent and the other holders of the Senior Indebtedness from time to time are intended third party beneficiaries of this Section 2.

(d) All payments and distributions received by the Agent or the holders of the Senior Indebtedness in respect of the amounts due under this Note to the extent received, shall, solely as between Holder and the holders of Senior Indebtedness, be applied by the holders of the Senior Indebtedness toward the payment of any unpaid Senior Indebtedness, in such order of application as is required by the documents governing the Senior Indebtedness, but, as between the Borrower and its creditors, no such payments or distributions of any kind or character shall be deemed to be payments or distributions in respect of the Senior Indebtedness until actually received by the Senior Agent or the holders of the Senior Indebtedness. Notwithstanding any such payments or distributions received by the Senior Agent or the holders of the Senior Indebtedness in respect of this Note and so applied toward the payment of Senior Indebtedness, the Holder shall be subrogated to the then existing rights of the Senior Agent and the holders of the Senior Indebtedness, if any, in respect of the Senior Indebtedness but may exercise such rights of subrogation only at such time as the Senior Indebtedness shall have been Paid in Full. If the Senior Agent or the holders of the Senior Indebtedness are required to disgorge any proceeds of collateral, payment or other amount received by such person (whether because such proceeds, payment or other amount is invalidated, declared to be fraudulent or preferential or otherwise) or turn over or otherwise pay any amount (a “Recovery”) to the estate or to any creditor or representative of the Borrower or any other person, then the Senior Indebtedness shall be reinstated (to the extent of such Recovery) as if such Senior Indebtedness had never been paid and to the extent Holder has received proceeds, payments or other amounts to which Holder would not have been entitled under this Section 2 had such reinstatement occurred prior to receipt of such proceeds, payments or other amounts. Holder shall turn over such proceeds, payments or other amounts to the Senior Agent or the holders of the Senior Indebtedness for reapplication to the Senior Indebtedness.

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(e) The rights of the Senior Agent and the other holders of the Senior Indebtedness to enforce the provisions of this Section 2 shall not be prejudiced or impaired by any act or omitted act of any Obligor, the Senior Agent or the other holders of the Senior Indebtedness, including, without limitation, any forbearance, waiver, consent, compromise, amendment, extension, renewal, or taking or release of security in respect of any Senior Indebtedness or noncompliance by any Obligor or any other obligor with such provisions, regardless of the actual or imputed knowledge of the Senior Agent or the other holders of the Senior Indebtedness.

(f) The provisions of this Section 2 shall continue in full force and effect after the filing of any petition (“Petition”) by or against any Obligor under the Code and all converted or succeeding cases in respect thereof and Holder agrees that Section 2 of this Note constitutes a subordination agreement within the meaning of Section 510(a) of the Code or any similar provision of any other applicable law. All references herein to any Obligor shall be deemed to apply to such Obligor as debtor-in-possession and to a trustee for such Obligor. In connection with any insolvency proceeding with respect to any Obligor, the Holder agrees that it will not initiate, prosecute, facilitate or assist with any other person to initiate or prosecute any claim, action or other proceeding (i) contesting or challenging the validity or enforceability of this Section 2, (ii) contesting or challenging the validity, perfection, priority or enforceability of the Senior Indebtedness, the documents governing the Senior Indebtedness, or the liens and security interests of the Senior Agent or any holders of the Senior Indebtedness in any property or assets of the Obligors or any other obligor with respect to the Senior Indebtedness, or (iii) asserting any claims, if any, which the Obligors may hold with respect to the Senior Agent or any holders of the Senior Indebtedness or the Senior Indebtedness. Without the consent of the Agent, Holder agrees not to vote its claims or interests in any insolvency proceeding in support of, or in favor of confirmation of, any plan of reorganization that does not result in the Payment in Full of the Senior Indebtedness.

(g) Each of the Borrower and the Holder hereby waive promptness, diligence, notice of acceptance and any other notice with respect to any of the Senior Indebtedness and any requirement that Senior Agent or the holders of the Senior Indebtedness protect, secure, perfect or insure any security interest or lien or any property subject thereto or exhaust any right or take any action against the Borrower or any other person or entity or any collateral.

(h) Holder covenants that it will not permit to exist any lien on any property or assets of any Obligor to secure or provide for payment or performance of the indebtedness under this Note and, in the event that Holder obtains any liens or security interests in any property or assets of any Obligor, Holder shall (or shall cause its agent to) promptly execute and deliver to the Agent such documents, agreements and instruments, and take such other actions, as the Agent shall request to release such liens. In furtherance of the foregoing, Holder hereby irrevocably appoints each Agent its attorney-in-fact, with full authority in the place and stead of Holder and in the name of Holder or otherwise, to execute and deliver any document, agreement or instrument which Holder may be required to deliver pursuant to this clause 2(h).

For purposes of this Note, “Payment in Full” and “Paid in Full” means with respect to the Senior Indebtedness, (i) the full and indefeasible cash payment thereof, including any interest, fees and other charges accruing during an Insolvency Proceeding (as defined in the Senior Loan Agreement) (whether or not allowed in the proceeding); (ii) with respect to Letters of Credit, the Cash Collateralization (as such terms are defined in the Senior Loan Agreement) thereof in accordance with the terms of the Senior Loan Agreement, (iii) if such Senior Indebtedness is inchoate or contingent in nature, Cash Collateralization thereof (or delivery of a standby letter of credit acceptable to Senior Agent in its discretion, in the amount of required Cash Collateral), and (iv) all Commitments under the Senior Loan Agreement shall have expired or been irrevocably terminated.

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3. Time of the Essence. Time is of the essence of this Note.

4. Prepayments. This Note may be prepaid in full or in part at any time without penalty, provided that any prepayments shall be applied against the payments last coming due under this Note. Prepayment in part shall not affect, vary or postpone the duty of Maker to pay all obligations when due, and it shall not affect or impair the right of Holder to pursue all remedies available to it hereunder.

5. Default Interest. Any payment under this Note that is not made within ten (10) days from its due date shall bear interest at the rate of twelve percent (12%) per annum (the “Default Rate”) until paid.

6. Default. The occurrence of any one or more of the following conditions shall each and all constitute an “Event of Default” under this Note:

(a) Any regularly scheduled payment (other than the payment due on the Maturity Date, for which no grace period is applicable hereunder) as set forth herein is not made on this Note within fifteen (15) days following notice thereof given by Holder to Maker.

(b) Any application or petition is filed by or against Maker in connection with any bankruptcy or similar proceeding (which, in the case of an involuntary petition, is not dismissed or stayed within ninety (90) days after the date of filing same) or if Maker acknowledges its inability or otherwise fails to pay its debts as and when they become due.

Upon the occurrence of an Event of Default, the entire outstanding Principal Amount and accrued and unpaid interest thereon shall become due and payable at once or thereafter. Forbearance to exercise this right with respect to any failure or breach of Maker shall not constitute a waiver of the right as to any subsequent failure or breach.

7. Waivers and Consents. Except for the notices expressly required to be provided in this Note, Maker, for itself, its legal representatives, successors and assigns, respectively, hereby expressly waives presentment, demand for payment, notice of dishonor, protest, notice of non-payment, and diligence in collection, and consents that the time of all payments or any part thereof may be extended, rearranged, renewed or postponed by Holder and agrees that Holder shall not be required first to institute any suit or to exhaust any of its remedies against Maker in order to enforce payment of this Note.

8. Governing Law. This Note shall be governed by and construed in accordance with the laws of the State of Florida, without regard to conflicts of law principles thereunder.

9. Limitation of Interest. All agreements between or among Maker and Holder are expressly limited so that in no contingency or event whatsoever, whether by reason of advancement of the proceeds hereof, acceleration of maturity of the unpaid principal balance hereof, or otherwise, shall the amount paid or agreed to be paid to Holder for the use, forbearance or detention of the money to be advanced hereunder exceed the highest lawful rate permissible under any law which a court of competent jurisdiction may deem applicable. If, from any circumstances whatsoever, fulfillment of any provision of this Note, or by any other agreement referred to herein, at the time performance of such provision shall be due, shall involve transcending the limit of validity prescribed by law which a court of competent jurisdiction may deem applicable thereto, then ipso facto, the obligation to be fulfilled shall be reduced to the maximum limit of such validity, and if for any circumstances whatsoever Holder shall ever receive interest, the amount of which would exceed the highest lawful rate, such amount which would be excessive interest shall be applied to the reduction of the principal balance remaining unpaid hereunder and not to the payment of interest. This provision shall control every other provision of all agreements between or among Maker and Holder.

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10. Exclusive Venue and Jurisdiction. Any claim, litigation, legal action or other proceeding brought for the enforcement of this Note, or because of an alleged dispute, breach, default or misrepresentation in connection with any provision of this Note, shall lie solely in the state courts of the State of Florida located in Duval County, Florida. Maker and, by its acceptance of this Note, Holder acknowledge that such courts shall have exclusive jurisdiction over any such claim, litigation, legal action or proceeding and hereby waive all (i) objections to personal jurisdiction or venue in such courts, and (ii) claims to the effect that any of such courts constitutes an inconvenient forum.

11. Amendments. This Note may not be modified or changed orally, but only by an agreement in writing signed by the party against whom enforcement of such modification or change is sought.

12. Waiver of Jury Trial. MAKER AND, BY ITS ACCEPTANCE OF THIS NOTE, HOLDER HEREBY KNOWINGLY, VOLUNTARILY AND INTENTIONALLY WAIVE THEIR RIGHTS TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION BASED UPON THIS NOTE OR ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS NOTE, ANY OTHER AGREEMENT CONTEMPLATED TO BE EXECUTED IN CONJUNCTION HEREWITH, OR ANY COURSE OF CONDUCT, COURSE OF DEALING, STATEMENTS (WHETHER ORAL OR WRITTEN) OR ACTIONS OF ANY PARTY. THE PROVISIONS OF THIS PARAGRAPH HAVE BEEN FULLY NEGOTIATED AND SHALL BE SUBJECT TO NO EXCEPTIONS. NEITHER MAKER NOR HOLDER HAS IN ANY WAY AGREED WITH OR REPRESENTED TO ANY OTHER PARTY THAT THE PROVISIONS OF THIS PARAGRAPH WILL NOT BE FULLY ENFORCED IN ALL INSTANCES.

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IN WITNESS WHEREOF, Maker, intending to be legally bound hereby, has executed and delivered this Note as of the date first written above.

MAKER: GEE GROUP INC.

By:
Alexander P. Stuckey, Chief Operating Officer

Signature Page to Promissory Note

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